FOR IMMEDIATE RELEASE

CONTACTS:

Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD SECOND-QUARTER RESULTS

Growth across All Regions Leads to Record Quarterly Revenue

PROVO, Utah — July 27, 2005 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced revenue of $310.1 million for the second quarter of 2005, which constitutes the largest-revenue quarter in company history and a 9 percent increase over the same period last year. Earnings per share for the quarter increased 14 percent to $0.32. During the quarter, the company experienced steady improvement in Japan, solid year-over-year growth in the United States, and sequential growth in Mainland China.

Financial Results

For the quarter ended June 30, 2005, Nu Skin Enterprises’ revenue was $310.1 million, an increase of 9 percent over revenue of $284.2 million in the second quarter of 2004. Net income for the quarter was $22.8 million and earnings per share were $0.32, compared to net income of $20.3 million and earnings per share of $0.28 for the same period in 2004. Revenue for the quarter was positively impacted 3 percent by foreign currency fluctuations.

For the six months ended June 30, 2005, revenue increased 9 percent over prior-year results to $599.4 million, while net income improved to $40.5 million compared to $34.8 million in the prior year. Earnings per share for the first half of 2005 improved 21 percent to $0.57, up from $0.47 in 2004. Revenue in the first six months of the year was positively impacted 3 percent by favorable foreign currency fluctuations.

“Our results for the second quarter were driven by growth in nearly all markets and an impressive 29 percent increase in Pharmanex revenue,” said President and Chief Executive Officer Truman Hunt. “Japan maintained its steady improvement, returning a 1 percent year-

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over-year increase in local currency revenue as we moved forward with expansion of our Pharmanex BioPhotonic Scanner program. In the United States, our ongoing focus on the Scanner and other product initiatives, including the launch of g3, a nutrient-dense fruit drink, led to year-over-year growth of 10 percent. China achieved a 9 percent sequential increase in revenue, primarily as a result of improved customer retention. During the quarter, we also opened a flagship store in Beijing.

“Our monthly product subscription programs continue to grow, generating 42 percent of total revenue in the quarter. We processed a record 448,000 subscription orders in June, an increase of 61 percent over the prior year. Our effort to increase subscription orders has significantly improved customer retention,” Hunt said.

Regional Results

North Asia. Second-quarter revenue in North Asia reached $171.2 million, up 7 percent compared to the same period in 2004. Local currency revenue in Japan was up 1 percent, while South Korea experienced year-over-year revenue growth of 22 percent in local currency. The executive distributor count in the region was up slightly year over year, while the number of active distributors increased 10 percent.

Greater China. Revenue in Greater China increased 8 percent to $64.1 million for the second quarter, with Taiwan and Hong Kong posting year-over-year local-currency gains of 13 and 15 percent, respectively. As expected, year-over-year Mainland China results were down slightly, but were up 9 percent sequentially. The executive distributor count in the region was up 8 percent when compared to the second quarter of 2004, while active distributors decreased 6 percent.

North America. Revenue in North America was $39.2 million, a 9 percent improvement over the second quarter of 2004. The executive and active distributor counts in North America improved 12 percent and 10 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific improved 6 percent and reached $21.7 million in the second quarter, with Malaysia, Singapore and Brunei posting an increase of 11

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percent. The region’s second-quarter executive count increased 1 percent and the active distributor count increased 9 percent, compared to the same period in 2004.

Other Markets. Revenue from the company’s other markets increased 53 percent to $13.9 million in the second quarter. This year-over-year improvement resulted from revenue increases of 39 percent in Europe and 173 percent in Latin America, where rapid growth continues in Mexico and Brazil. The executive and active distributor counts in the company’s other markets increased 49 and 62 percent, respectively, compared to the second quarter of 2004.

Division Results

Pharmanex.     Nutrition revenue reached $175.6 million for the second quarter, an increase of 29 percent over the prior-year period. Pharmanex revenue was positively impacted by a sustained focus on subscription programs and distributor emphasis on the Pharmanex® BioPhotonic Scanner.

Nu Skin. Second-quarter personal care revenue was $127.9 million, down 10 percent compared to prior-year results, a reflection of the continued distributor focus on Pharmanex initiatives. Revenue improved 8 percent sequentially, however, and was positively influenced by successful product launches throughout the world.

Big Planet. Big Planet revenue increased 15 percent over the prior year to $6.6 million for the second quarter, due chiefly to the introduction of a digital imaging initiative in the United States.

Operational Performance

Sequentially, the company’s gross margin remained level at 82.6 percent, but decreased approximately 70 basis points from the second quarter of 2004 as a result of increased amortization associated with the Pharmanex® BioPhotonic Scanner program. Selling expenses as a percent of revenue were 41.7 percent, a decline of 100 basis points compared to the prior year.

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General and administrative expenses as a percent of revenue were 29.0 percent, an increase of 70 basis points over the same period in 2004, resulting in a second-quarter operating margin of 11.9 percent. The increase in expenses resulted largely from investment in growth initiatives, including upcoming market openings, globalization of the Pharmanex® BioPhotonic Scanner program and further development of the Latin American and European markets.

During the second quarter, the company posted a $1.2 million loss in other income, resulting primarily from interest expense. Cash flow from operations was $37.0 million during the quarter, and the company paid $6.3 million in dividends and repurchased $6.5 million of company stock.

Outlook

“We look to maintain continued year-over-year improvement in each of our major markets,” Hunt said. “The Pharmanex BioPhotonic Scanner, as well as new products, continues to be a catalyst for growth. In Japan, for example, the Scanner has improved customer and distributor trends, which are typical precursors of revenue growth. It is also encouraging to see strong revenue gains in Europe and Latin America, which are significant direct selling markets and are contributing to our overall success.

“We are well positioned to add direct selling to our business model in China. In anticipation of new direct selling regulations, we are adjusting our operations to better position our sales representatives for a new direct selling environment, which will augment our long-term potential in China. These adjustments include making modifications to our remuneration plan. While we are confident these changes will enable us to tap China’s potential, our sales representatives will require a few months to adjust their sales and training activities to fit the new plan. Therefore, we feel it prudent to guide to no sequential growth in the third quarter with a return to sequential growth in the fourth quarter. This sequential trend would result in year-over-year growth of 10 to 15 percent in the second half of the year.

“In August, we will open Indonesia as our 41st market and expect to see revenue of approximately $15 million in the first 12 months. We continue to anticipate opening Russia in early 2006,” concluded Hunt.

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“The recent volatility of the yen complicates our forecasting,” said Ritch Wood, chief financial officer. “Our previous guidance was based on a yen exchange rate of 108 yen to the dollar. Moving that rate to 112 for the remainder of the year would reduce second-half revenue in excess of $10 million and earnings per share by $0.03 to $0.04, compared to the previous forecast. However, even with this adjustment, we remain comfortable that we will finish 2005 within our previous guidance. Modeling the yen-to-dollar rate at 112, we estimate third-quarter revenue of $298 to $303 million and earnings per share of $0.29 to $0.30. Fourth-quarter revenue is projected at $320 to $325 million, with earnings of $0.32 to $0.34,” concluded Wood.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in over 40 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology products and services under the Big Planet® brand. Nu Skin, Pharmanex and Big Planet are registered trademarks of the company and its affiliates.

Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) our expectations regarding the positive impact of certain strategic initiatives and of anticipated regulations in China; (ii) third- and fourth-quarter projections for China revenue; and (iii) revenue and earnings per share projections for the company for the remainder of 2005. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (b) risks that the Chinese government fails to adopt or further delays the adoption of favorable direct selling regulations, or adopts regulations that negatively impact the company’s current business model there, or that the company is unable to obtain a direct selling license under these regulations; (c) risk that compensation plan changes could result in distributor uncertainty or be viewed adversely by some distributors, which could have a negative impact

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on revenue; (d) any inability of the company to obtain necessary product registrations for its Pharmanex products in a timely manner; (e) regulatory risks associated with the Pharmanex® BioPhotonic Scanner, which could inhibit the company’s use of the Pharmanex® BioPhotonic Scanner in a market if it is determined to be a medical device in any market; (f) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive-level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (g) any failure of current or planned initiatives or products, including the expansion of the Pharmanex® BioPhotonic Scanner program and the commencement of operations in new markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) adverse publicity related to the company’s business, products or industry; (i) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (j) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 15, 2005. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial tables to follow)

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Second Quarters Ended June 30, 2005 and 2004
(in thousands, except per share amounts)

	2005	2004
Revenue:
North Asia	$ 171,181	$ 159,545
Greater China	64,077	59,167
North America	39,247	36,046
South Asia/Pacific	21,657	20,410
Other Markets	13,895	9,073
Total revenue	310,057	284,241

Cost of sales	53,919	47,506
Gross profit	256,138	236,735

Operating expenses:
Selling expenses	129,192	121,398
General and administrative expenses	89,910	80,382
Total operating expenses	219,102	201,780

Operating income	37,036	34,955

Other income (expense), net	(1,173)	(2,702)
Income before provision for income taxes	35,863	32,253
Provision for income taxes	13,054	11,934

Net income	$ 22,809	$ 20,319

Net income per share:
Basic	$ 0.33	$ 0.28
Diluted	$ 0.32	$ 0.28

Weighted average number of shares outstanding:
Basic	69,955	71,570
Diluted	71,452	73,747

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Six Months Ended June 30, 2005 and 2004
(in thousands, except per share amounts)

	2005	2004
Revenue:
North Asia	$ 332,010	$ 309,600
Greater China	123,204	106,742
North America	75,239	73,608
South Asia/Pacific	42,292	40,087
Other Markets	26,663	18,192
Total revenue	599,408	548,229

Cost of sales	103,583	91,429
Gross profit	495,825	456,800

Operating expenses:
Selling expenses	252,935	233,980
General and administrative expenses	177,093	164,016
Total operating expenses	430,028	397,996

Operating income	65,797	58,804

Other income (expense), net	(1,828)	(3,567)
Income before provision for income taxes	63,969	55,237
Provision for income taxes	23,453	20,438

Net income	$ 40,516	$ 34,799

Net income per share:
Basic	$ 0.58	$ 0.49
Diluted	$ 0.57	$ 0.47

Weighted average number of shares outstanding:
Basic	69,849	71,348
Diluted	71,389	73,396

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NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$ 151,637	$ 109,865
Current investments	10,605	10,230
Accounts receivable	17,295	16,057
Inventories, net	95,486	87,474
Prepaid expenses and other	33,700	44,723
	308,723	268,349

Property and equipment, net	81,830	76,511
Goodwill	112,446	112,446
Other intangible assets, net	94,229	79,005
Other assets	72,464	73,426
Total assets	$ 669,692	$ 609,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 19,083	$ 25,182
Accrued expenses	114,777	107,226
Current portion of long-term debt	27,502	18,540
	161,362	150,948

Long-term debt	140,643	132,701
Other liabilities	30,612	29,855
Total liabilities	332,617	313,504

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	171,221	165,177
Treasury stock, at cost	(275,795)	(273,721)
Accumulated other comprehensive loss	(63,049)	(71,606)
Retained earnings	505,838	477,912
Deferred compensation	(1,231)	(1,620)
	337,075	296,233
Total liabilities and stockholders' equity	$ 669,692	$ 609,737

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NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of June 30, 2005		As of June 30, 2004		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*		Executive
North Asia	351,000	16,052	318,000	15,907	10.4%		0.9%
Greater China	245,000	9,059	261,000	8,384	(6.1%	)	8.1%
North America	138,000	3,546	126,000	3,157	9.5%		12.3%
South Asia/Pacific	75,000	2,064	69,000	2,040	8.7%		1.2%
Other Markets	55,000	1,615	34,000	1,085	61.8%		48.8%

Total	864,000	32,336	808,000	30,573	6.9%		5.8%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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